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Prospectus Supplement dated January 22, 2002                      Rule 424(b)(3)
To Prospectus dated November 16, 2001                         File No. 333-73612



                                 $5,442,079,000

                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021
            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

         This Prospectus Supplement dated January 22, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

         The section entitled, "Selling Securityholders," beginning on page 30 of the prospectus is supplemented and amended to include the following selling securityholders who have provided us with notice and the requisite information as of January 21, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus, the information set forth below replaces the information in the Prospectus.


                                  Aggregate Principal                          Shares of Verizon       Percentage of Verizon
                                  Amount at Maturity of    Percentage             Communications           Communications
                                  Notes that May Be        of Notes           Common Stock that May         Common Stock
                                       Sold ($)            Outstanding             Be Sold (1)             Outstanding (2)
Attorney's Title Insurance
   Fund Inc.                             300,000              *                     2,379                     *
Credit Suisse First Boston                                                         22,843
   Corp.                               2,880,000              *                                               *
Daimler Chrysler Corp.
   Emp#1 Pension Plan
   Dtd 4/1/89                         22,400,000              *                   177,672                     *
Deutsche Banc Alex
   Brown Inc.                        512,240,000             9.4                4,062,985                     *
Franklin and Marshall
   College                             1,290,000              *                    10,232                     *
GE Pension Trust                      10,313,000              *                    81,800                     *
Goldman Sachs and
   Company                           181,079,000             3.3                1,436,282                     *
Innovest
   Finanzdienstleistungs               1,756,000              *                    13,928                     *
Lemanik Sicav                                                                      4,759
  Convertible Bond                       600,000              *                                               *
Merrill Lynch
   International Limited              30,000,000                                  237,954                     *
Merrill Lynch, Pierce,
   Fenner & Smith Inc.                 6,410,000              *                    50,842                     *
Nicholas Applegate
   Investment Grade
   Convertible                            44,000              *                       348                     *
Penn Treaty Network
   America Insurance
   Company                             1,697,000              *                    13,460                     *
PIMCO Convertible Fund                 1,200,000              *                     9,518                     *
Salomon Brothers Asset
   Management Inc.(3)                 13,775,000              *                   109,260                     *

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---------------
*     Less than one percent (1%).

(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of September 30, 2001. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.

(3) As discretionary investment adviser with respect to the following accounts: General Motors ($7,500,000), Kemper Foundation ($225,000), Lumbermens ($1,750,000), Regence Idaho($300,000), Regence Oregon ($497,000), Regence Utah ($169,000), Regence Washington ($834,000) and
      SB Convertible Fund ($2,500,000).